Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Twelve Seas Investment Company (the “Company”) on Form S-1 of our report dated June 1, 2018, with respect to our audit of the Company’s financial statements as of December 31, 2017 and for the period from November 30, 2017 (inception) though December 31, 2017, which appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/S/ UHY LLP

New York, New York
June 1, 2018